As filed with the Securities and Exchange Commission on September 24, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Corvis Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-12751	52-2041343
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7015 Albert Einstein Drive

Columbia, Maryland 21046-9400

(443) 259-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David R. Huber

Chairman and Chief Executive Officer

7015 Albert Einstein Drive

Columbia, Maryland 21046-9400

(443) 259-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Philip J. Niehoff, Esq.

Mayer, Brown, Rowe & Maw LLP

190 South LaSalle Street

Chicago, Illinois 60603-3441

(312) 782-0600

Approximate date of commencement of the proposed sale to the public:    From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee

Common Stock, par value $.01 per share	80,733,936 Shares	1.43	$115,449,528	$9,340

(1)	A portion of the shares of common stock being registered hereunder are issuable upon exercise of warrants granted to the selling stockholders named in the accompanying prospectus or in a prospectus supplement. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Calculated as the average of the high and low prices on September 22, 2003.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on any date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated September 24, 2003.

80,733,936 Shares

Corvis Corporation

Common Stock

The selling stockholders and their transferees, pledgees, donees or other successors in interest identified in this prospectus under the heading “Selling Stockholders” are offering and selling up to 80,733,936 shares of our common stock. We issued 67,278,280 shares to the selling stockholders in a private placement on August 28, 2003. The remaining 13,455,656 shares are issuable upon exercise of additional investment rights sold to the selling stockholders in the private placement. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Our common stock is quoted on The Nasdaq National Market under the symbol “CORV.” On September 23, 2003, the reported last sale price of our common stock on the Nasdaq National Market was $1.41 per share.

Sales of our common stock using this prospectus may be made directly to purchasers or through underwriters, broker-dealers or agents.

See the risk factors referenced in our periodic reports incorporated by reference in this prospectus, which describe factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated September             , 2003.

i

THE COMPANY

Corvis Corporation recently acquired a 96% ownership interest in Broadwing Communication Services, LLC, which acquired most of the assets and certain of the liabilities of Broadwing Communications Services, Inc. Broadwing Communications Services, Inc. is an Austin, Texas based provider of data and voice communication services throughout the United States and was one of our largest customers. Broadwing Communications Services, LLC provides both data and voice communications services to its large enterprise, mid-market and strategic service provider customers. These services consist primarily of long-haul data transmission, voice and Internet traffic over dedicated circuits connecting 137 cities nationwide over approximately 18,700 route miles of fiber-optic transmission facilities. Broadwing’s switched voice services are provided to both wholesale and retail customers.

We also design, manufacture and sell high performance all-optical and electrical/optical communications systems that we believe can accelerate carrier revenue opportunities and lower the overall costs of network ownership for carriers. We also provide installation and professional services that support our product offerings. Beginning in 2001 and continuing through 2003, conditions within the general economy and telecommunications sector have resulted in reduced capital expenditures by carriers and a reduced demand for telecommunications networking systems. These declines have had a severe adverse impact on our equipment revenue and results of operations. We cannot predict when or if market conditions will improve.

In response to these conditions, we have implemented a series of restructuring initiatives designed to decrease our expenses and to conserve our resources. These actions included staff reductions, facility consolidations and the curtailment of certain discretionary spending. On September 17, 2003, we announced a business restructuring, which we expect to complete by the end of 2003. See “Recent Developments.” We continue to monitor our financial position and will make strategic decisions as necessary to position the Company for long-term success.

Corvis was incorporated under the laws of the State of Delaware on June 2, 1997 under the name NOVA Telecommunications, Inc. On February 5, 1999, we changed our name to Corvis Corporation. Our principal executive offices are located at 7015 Albert Einstein Drive, Columbia, Maryland 21046 and our telephone number is (443) 259-4000. Our Internet website address is www.corvis.com. We make available free of charge on our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed with or furnished to the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file them with or furnish them to the SEC.

Recent Developments

On August 28, 2003, we sold 67,278,280 shares of our common stock to a group of purchasers for $1.15 per share. We also granted the investors additional investment rights to purchase up to an additional 13,455,656 shares of our common stock at $1.30 per share. These additional investment rights will become exercisable 90 days after the closing date or, if earlier, upon the effectiveness of the registration statement of which this prospectus is a part, and will expire 60 trading days after the date the registration statement becomes effective. The net proceeds to us were approximately $73.2 million, $90.7 million if the additional investment rights are exercised in full. We intend to use the proceeds for general corporate purposes. We will not receive any proceeds from the selling stockholders from the sale of the shares pursuant to this prospectus.

We issued the shares and the additional investment rights and will issue the shares of common stock upon exercise of the additional investment rights in private placements exempt from the registration requirements of the Securities Act of 1933. Under a registration rights agreement dated August 28, 2003, we agreed to register for resale the shares of our common stock sold in the private placement and the shares issuable upon exercise of the additional investment rights. Pursuant to that agreement, we have filed with the Securities and Exchange Commission a registration statement, of which this prospectus is a part, to register for resale those shares.

On September 15, 2003, we announced that our common stock began trading again on the NASDAQ National Market System. Our common stock had traded on the Nasdaq Small Cap Market since October 14, 2002.

On September 17, 2003, we announced a business restructuring initiative that we expect will result in annual cost savings of approximately $30 to $40 million once completed. As part of the business restructuring, we expect to reduce our total headcount by approximately 200. We expect to complete the business restructuring by the end of 2003.

RISK FACTORS

For a discussion of the risk factors you should consider before purchasing our common stock, please refer to the risk factors included in our periodic reports which are incorporated by reference in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock offered for sale in this prospectus by the selling stockholders. The selling stockholders will receive all of the net proceeds from these sales.

SELLING STOCKHOLDERS

On August 28, 2003, we sold 67,278,280 shares of our common stock to a group of purchasers for $1.15 per share. We also granted the investors additional investment rights to purchase up to an additional 13,455,656 shares of our common stock at $1.30 per share. These additional investment rights will become exercisable 90 days after the closing date or, if earlier, upon the effectiveness of the registration statement of which this prospectus is a part, and will expire 60 trading days after the date the registration statement becomes effective. The rights are transferable provided that specified conditions are met.

The term “selling stockholder” also includes any transferees, pledgees, donees, or other successors in interest to any of the selling stockholders named in the table below. The information concerning the selling stockholders may change from time to time and will be set forth in supplements to this prospectus as required.

The following table sets forth information, as of September 19, 2003, with respect to each selling stockholder:

•	The number of shares of our common stock beneficially owned by the selling stockholder prior to any sales pursuant to this prospectus;

•	The number of shares of our common stock that the stockholder may purchase upon exercise of the additional investment right;

•	The number of shares of our common stock that the selling stockholder may offer and sell pursuant to this prospectus; and

•	The percentage of our outstanding stock that is beneficially owned by the selling stockholder or is subject to the additional investment right held by the selling stockholder prior to the offering.

Because the selling stockholders may offer all or some portion of our common stock covered by this prospectus, we cannot estimate the amount or percentage of our common stock that will be held by the selling stockholders upon completion of the offering. The information is based on information provided by or on behalf of the selling stockholders.

	Number of Shares
Name	Owned Prior to the Offering	Subject to Additional Investment Right	Offered Hereby	Percentage of Outstanding Common Stock Owned Prior to the Offering
The Altar Rock Fund L.P.(1)	71,170	10,957	65,740	*
British Columbia Investment Management Corporation(2)	136,000	27,200	163,200	*
Catalyst International Ltd.(3)	103,000	17,000	102,000	*
Catalyst Partners L.P.(3)	122,400	20,000	120,000	*
Chelsey Funding LLC	1,739,130	347,826	2,086,956	*
Columbia Ventures Corp.(4)	2,173,913	434,783	2,608,696	*
Cranshire Capital, L.P.(5)	1,733,913	346,783	2,080,696	*
Deephaven Small Cap Growth Fund, LLC(6)	3,043,478	608,696	3,652,174	*
The Dow Chemical Employees’ Retirement Plan(2)	271,000	54,200	325,200	*
Global Undervalued Securities Master Fund, L.P.(7).	2,608,696	521,739	3,130,435	*
Government of Singapore Investment Corporation Pte Ltd.(2)	1,100,000	220,000	1,320,000	*
Heimdall Investments Ltd.(8)	4,347,826	869,565	5,217,391	1.1%
Howard Hughes Medical Institute(2)	289,000	57,800	246,800	*
Laborers’ District Council and Contractors’ of Ohio Pension Fund(2)	76,000	15,200	91,200	*
Mainfield Enterprises Inc.(9)	9,739,130	1,947,828	11,686,958	2.5%
Morgan Stanley Information Fund(10)	2,173,913	434,783	2,608,696	*
New York State Nurses Association Pension Plan(2)	169,000	33,800	202,800	*
Nordural HF(4)	4,347,826	869,565	5,217,391	1.1%
Ohio Carpenters’ Pension Fund(2)	98,000	19,600	118,600	*
Oregon Investment Council(2)	770,000	154,000	924,000	*
Portside Growth & Opportunity Fund(11)	869,565	173,913	1,043,478	*
Quantum Partners LDC(3)	266,000	43,800	262,800	*
RAM Trading Ltd.(12)	2,608,696	521,739	3,130,435	*
The Raptor Global Portfolio Ltd.(1)	13,048,368	2,008,174	12,049,043	3.2%
The Retirement Program Plan for Employees of Union Carbide Corporation(2)	227,000	45,400	272,400	*
Ridgecrest Partners L.P.(3)	23,000	3,800	22,800	*
Ridgecrest Partners Q.P., L.P.(3)	442,265	72,913	442,478	*
Ridgecrest Partners Ltd.(3)	99,300	16,400	98,400	*
The Riverview Group, LLC(13)	5,217,391	1,043,478	6,260,869	1.3%
The Robert Wood Johnson Foundation(2)	306,500	61,300	367,800	*
Royal Bank of Canada	869,565	173,913	1,043,478	*
Smithfield Fiduciary LLC(14)	7,608,696	1,521,739	9,130,435	1.9%

	Number of Shares
Name	Owned Prior to the Offering	Subject to Additional Investment Right	Offered Hereby	Percentage of Outstanding Common Stock Owned Prior to the Offering
The Tudor BVI Global Portfolio Ltd.(1)	2,478,163	382,435	2,294,609	*
Tudor Proprietary Trading, L.L.C.(1)	1,345,777	207,130	1,242,782	*
WTC-CIF Emerging Companies Portfolio(2)	381,000	76,200	457,200	*
WTC-CTF Emerging Companies Portfolio(2)	460,000	92,000	552,000	*

*	Less than 1%.
(1)	Tudor Investment Corporation has sole voting and dispositive power over the shares held by Tudor Proprietary Trading, L.L.C., The Raptor Global Portfolio Ltd., The Tudor BVI Global Portfolio Ltd. and The Altar Rock Fund L.P.
(2)	Wellington Management Company, LLP is investment advisor to the British Columbia Investment Management Corporation, whose nominee name is Hare & Co.; the WTC-CIF Emerging Companies Portfolio, whose nominee name is Finwell & Co.; the WTC-CTF Emerging Companies Portfolio, whose nominee name is Landwatch & Co.; The Dow Chemical Employees’ Retirement Plan, whose nominee name is Kane & Co.; the Government of Singapore Investment Corporation Pte Ltd., whose nominee name is ELL & Co.; the Howard Hughes Medical Institute, whose nominee name is Mac & Co.; The Robert Wood Johnson Foundation, whose nominee name is Benchworthy & Co.; the New York State Nurses Association Pension Plan, whose nominee name is ELL & Co.; the Ohio Carpenters’ Pension Fund, whose nominee name is Hammerhead & Co.; the Oregon Investment Council, whose nominee name is Westcoast & Co.; The Retirement Program Plan for Employees of Union Carbide Corp., whose nominee name is Kane & Co.; and the Laborers’ District Council and Contractors’ of Ohio Pension Fund, whose nominee name is Tarp & Co. Wellington Management Company, LLP shares voting and dispositive power with respect to these shares with the holder of the shares, except that Wellington Management Company, LLP has no voting power with respect to shares held by the British Columbia Investment Management Corporation, the Government of Singapore Investment Corporation Pte Ltd. and the Oregon Investment Council.
(3)	Ridgecrest Investment Management LLC is the investment manager of Ridgecrest Partners L.P., Ridgecrest Partners Q.P., L.P., Ridgecrest Partners Ltd., Catalyst Partners L.P., Catalyst International Ltd. and Quantum Partners LDC, and has sole voting and dispositive power of the shares held by each of these entities.
(4)	Kipling J. Peterson is an employee of Columbia Ventures Corp. and has sole voting and dispositive power over the shares held by Columbia Ventures Corp. and Nordural HF.
(5)	Mitchell P. Kopin, the president of Downsview Capital Inc., the general partner of Cranshire Capital, L.P., and has sole voting control and investment discretion over securities held by Cranshire Capital, L.P. Each of Mitchell P. Kopin and Downsview Capital, Inc. disclaims beneficial ownership of the shares held by Cranshire Capital, L.P.
(6)	Deephaven Small Cap Growth Fund LLC is a private investment fund that is owned by all of its investors and managed by Deephaven Capital Management LLC. Deephaven Capital Management LLC, of which Mr. Colin Smith is the Chief Executive Officer, has voting and investment control over the shares that are owned by Deephaven Small Cap Growth Fund LLC. Deephaven Small Cap Growth Fund LLC is not a broker-dealer, but it is an indirect subsidiary of Knight Trading Group, Inc., which is affiliated with one or more broker-dealers.
(7)	Kleinheinz Capital Partners, Inc. is the manager of Global Undervalued Securities Master Fund, L.P. and has sole voting and dispositive power over the shares held by Global Undervalued Securities Master Fund, L.P.
(8)	HBK Investments L.P. may be deemed to have sole voting power and sole dispositive power over the shares hold by Heimdall Investments Ltd. pursuant to an Investment Management Agreement between HBK Investments L.P. and Heimdall Investments Ltd.
(9)	Pursuant to an investment management agreement, Avi Vigder has voting discretion and investment control over the shares held by Mainfield Enterprises, Inc. Avi Vigder disclaims beneficial ownership of such shares.

(10)	Morgan Stanley Investment Advisors Inc. is the portfolio manager of the Morgan Stanley Information Fund and has sole voting and dispositive power over the shares held by the Morgan Stanley Information Fund.
(11)	The Investment Advisor to Portside Growth and Opportunity Fund is Ramius Capital Group, LLC. The Managing Member of Ramius Capital Group, LLC is C4S & Co., the Managing Members of which are Peter Cohen, Morgan Stark and Thomas Strauss. As such, Messrs. Cohen, Stark and Strauss may be deemed beneficial owners of shares issued and issuable to Portside Growth and Opportunity Fund. Messrs. Cohen, Stark and Strauss disclaim beneficial ownership of all of such shares.
(12)	Ritchie Capital Management LLC is the investment manager of RAM Trading Ltd. and has sole voting and dispositive power over the shares held by RAM Trading Ltd.
(13)	The Riverview Group, LLC is an indirect wholly owned subsidiary of Millennium Partners, L.P., and Millenium Partners, L.P. has sole voting and dispositive power over the shares held by The Riverview Group, LLC.
(14)	Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management. Highbridge Capital Management, Glenn Dubin and Henry Swieca disclaim beneficial ownership of the shares held by Smithfield Fiduciary LLC.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgees, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with those shares. In such event, any commissions received by those broker-dealers or agents and any profit on the resale of the shares of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of our common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of our common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of our common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of our common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

EXPERTS

The consolidated financial statements and schedule of Corvis Corporation as of December 28, 2002 and December 29, 2001, and for each of the years in the three-year period ended December 28, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 28, 2002, financial statements refers to a change to the method of accounting for goodwill and other intangible assets.

The audited historical financial statements of the Broadband Operations of Broadwing Inc. incorporated in this prospectus by reference to Corvis Corporation’s Current Report on Form 8K/A dated June 13, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF COMMON STOCK

The validity of our common stock to be offered by the selling holder is being passed upon for us by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our common stock. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. In addition, we have filed reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any of this information at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a Web site that contains reports, proxy statements and other information regarding issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for our documents filed under the Securities Exchange Act of 1934 is 0-12751.

Incorporation By Reference

The rules of the SEC allow us to incorporate by reference information into this prospectus. “Incorporate by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 28, 2002;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 29, 2003 and June 30, 2003;

•	Our Current Reports on Form 8-K filed on June 30, 2003 (amended on August 26, 2003) and September 2, 2003; and

•	The Description of our common stock from our Registration Statement on Form 8-A, filed with the SEC on July 11, 2000.

We also incorporate by reference all of our filings with the SEC made pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (1) after the initial filing of the registration statement that contains this prospectus and before its effectiveness and (2) until the selling stockholders have sold all of the securities to which this prospectus relates or the offering is otherwise terminated. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

You can obtain any of the documents described above from the SEC or through the SEC’s web site at the address described above. We will provide to any person, including any beneficial owner of our common stock, to whom a copy of this prospectus is delivered a copy of any of these documents without charge, excluding any exhibits unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus is a part. You can obtain any of these documents from us by requesting them in writing or by telephone at the following address:

Corvis Corporation

7015 Albert Einstein Drive

Columbia, Maryland 21046-9400

Attn: Secretary

(443) 259-4000

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.    Other Expenses of Issuance and Distribution.

The following is a statement of the expenses payable by us in connection with the issuance and distribution of the securities being registered hereby. All amounts shown are estimates, except the SEC registration fee and the Nasdaq National Market listing fee.

SEC registration fee	$9,340
Printing and engraving	15,000
Legal fees and expenses	50,000
Accounting fees and expenses	10,000
Miscellaneous	15,660

Total	$100,000

ITEM 15.    Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (“DGCL”), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and require us to advance litigation expenses upon our receipt of an undertaking by a director or officer to repay such advances if it is ultimately determined that such director or officer is not entitled to indemnification. The indemnification provisions contained in our bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

We also have insurance on our directors and officers, which covers liabilities under the federal securities laws.

ITEM 16.    Exhibits and Financial Statement Schedules.

See the exhibit index, which is incorporated herein by reference.

ITEM 17.    Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrants pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes:

(1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(2) That, (a) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (b) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland on the 24th day of September, 2003.

CORVIS CORPORATION

By:	/s/ David R. Huber
David R. Huber
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, a Director and/or Officer of Corvis Corporation, a Delaware corporation (the “Corporation”), does hereby constitute and appoint David R. Huber, Kim D. Larsen and Lynn D. Anderson, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this Registration Statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or Officer of the Corporation, the Registration Statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate in respect of the common stock of the Corporation, to any and all amendments thereto, including post-effective amendments, to such Registration Statement, to any related Rule 462(b) Registration Statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 24th day of September, 2003.

Signature	Position

/s/ David R. Huber David R. Huber	Chairman of the Board and Chief Executive Officer

/s/ Lynn D. Anderson Lynn D. Anderson	Senior Vice President, Chief Financial Officer and Treasurer

/s/ Timothy C. Dec Timothy C. Dec	Vice President, Chief Accounting Officer

/s/ Joseph R. Hardiman Joseph R. Hardiman	Director

/s/ Freeman A. Hrabrowski Freeman A. Hrabrowski, III	Director

/s/ David S. Oros David S. Oros	Director

/s/ Donald R. Walker Donald R. Walker	Director

INDEX OF EXHIBITS

Exhibit No.	Description
5.1	Opinion of Mayer, Brown, Rowe & Maw LLP
23.1	Consent of KPMG LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Mayer, Brown, Rowe & Maw LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)